Exhibit 99.1

Hexcel Reports 2007 Fourth Quarter and Year-End Results

Fourth Quarter 2007 Highlights

  Sales from continuing operations of $317.6 million represent record highs for a quarter, up $54.7 million or 20.8% year over year (15.6% in constant currency).
  Net income from continuing operations during the quarter was $13.0 million, or $0.13 per diluted share. Excluding one-time items, non-GAAP net income was $0.20 per share versus $0.08 per share on a comparable basis in Q4 2006.

STAMFORD, Conn.--(BUSINESS WIRE)--Hexcel:

Summary of Results from Continuing Operations
	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2007	2006	Var %	2007	2006	Var %

Net Sales	$317.6	$262.9	20.8%	$1,171.1	$1,049.5	11.6%
Operating Income	20.8	17.5	19%	114.9	103.4	11%
Net Income	13.0	17.7	(27%)	63.3	64.9	(2%)
Diluted net income per common share	$0.13	$0.19	(32%)	$0.66	$0.68	(3%)

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table F)	$36.6	$25.7	42%	$134.8	$116.5	16%
As a % of sales	11.5%	9.8%		11.5%	11.1%
Adjusted Net Income (table G)	19.2	6.9	178%	69.5	48.5	43%
Adjusted diluted net income per share	$0.20	$0.08	150%	$0.72	$0.51	41%

Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter and full year of 2007. Net sales from continuing operations during the quarter were $317.6 million, 20.8% higher than the $262.9 million reported for the fourth quarter of 2006. Related operating income for the fourth quarter was $20.8 million, compared to $17.5 million for the same quarter last year. Included within the 2007 operating income figure is $9.4 million of pension settlement expense associated with the termination of Hexcel’s U.S. defined benefit pension plan and $3.2 million of impairment costs on certain purchased technology and fixed assets, incurred as part of our portfolio realignment. Net income from continuing operations for the fourth quarter of 2007 was $13.0 million, or $0.13 per diluted share, compared to $17.7 million or $0.19 per diluted share in 2006. Net income from continuing operations for the fourth quarter of 2007 was $0.20 per share excluding one-time items of the termination of Hexcel’s U.S. defined pension plan, the impairment costs and favorable tax adjustments (see table G). Net income for the fourth quarter of 2006 included the benefit from an after-tax gain of $9.6 million, or $0.10 per diluted share, on the sale of a joint venture interest. Adjusted net income in the fourth quarter of 2006 was $6.9 million, or $0.08 per diluted share.

Chief Executive Officer Comments

Mr. Berges commented, “This was a very good closing quarter to a successful year of significant transition for Hexcel. Fourth quarter sales were at record levels, led by the extremely strong growth in revenues from aerospace (both commercial and defense) and assisted by strong sales in the wind energy markets. Our diluted earnings per share for the quarter was a solid $0.20 excluding the one-time items, as compared to $0.08 last year.”

“For the year, we not only met all of our financial targets, we accomplished or made great progress on all of our strategic goals. Our portfolio realignment is now complete and has resulted in a more focused Company with better long term growth prospects. Over 80% of our markets and submarkets delivered double digit growth this year and have the potential to continue doing so for years to come. Our restructuring programs have resulted in a single, lean entity, down from three business units in 2005. Our capacity expansion programs are all on track, new product introductions are being embraced and we are well positioned for the A350XWB.”

“Despite the distractions presented by the restructuring and business sale transactions, we are pleased with our financial progress, particularly in the second half. Adjusted operating income margin was up for the fourth year in a row, at 11.5% of sales, 40 basis points better than 2006, despite 30 basis points of compression from exchange rates. We have also achieved our longstanding goal of reducing our net debt to EBITDA leverage ratio below two times.”

“As described in our 2008 Outlook, published in December 2007, we expect the good growth trends to continue through at least the next three years, thanks to sustained increases in wind energy markets and in aircraft production, plus incremental new programs from customers such as at Airbus, Boeing and USEC. We expect continued improvement of our financial performance. While the impact of the recently announced delays of the 787 have not yet been determined, we are targeting to offset any negative effects and do not expect it to cause a change in our 2008 earnings outlook of $0.90 to $0.95 per diluted share.”

Markets

Commercial Aerospace

  Commercial aerospace sales of $170.3 million grew 24.5% (21.6% in constant currency) for the quarter and 13.6% for the full year (11.4% in constant currency). The growth in the quarter was broad based, reflecting increased aircraft production by both Boeing and Airbus, as well as from the regional aircraft and business jet markets. Sales to Airbus and its subcontractors had year over year growth in the quarter for the first time this year, thanks in part to modest growth in A380 sales.
  For the full year, Boeing and its subcontractors, manufacturers of engines and nacelles, and regional aircraft producers as a group were up over 25% as compared to 2006. Airbus and its subcontractor sales ended down about 5% from the prior year, as the comparisons for the first half of 2007 were significantly impacted by the June 2006 announcement of the A380 delay.

Industrial

  Industrial sales of $75.7 million for the fourth quarter of 2007 had trends generally consistent with those of the first three quarters of the year. On a constant currency basis, industrial sales were up 0.5% for the quarter but down 1.7% for the year.
  Wind energy revenue growth was in the mid-teens for the quarter and full year 2007, on a constant currency basis. Sales to recreation and other industrial markets increased over the third quarter of 2007, but were down as compared to the fourth quarter of 2006 and for the year were down 9% due to capacity constraints, selective portfolio pruning and a weak winter sports market.

Space & Defense

  Space & Defense sales of $71.6 million for the quarter were 20.7% higher compared to the fourth quarter of 2006 and 12.5% higher for all of 2007 as compared to 2006, in constant currency. In the aggregate, this market performed as expected during 2007 despite its usual uneven sales pattern. Rotorcraft sales in the fourth quarter were particularly high as we benefited from a change in the recognition of tooling revenue of approximately $5 million. In 2008, rotorcraft sales are expected to remain robust with strong demand coming from all geographic regions.

Operations

  Gross margin increased to 23.4% for the quarter compared to 22.5% for the fourth quarter of 2006. Gross margin for the year was 24.2% versus last year of 23.7%. The benefits of higher volume were partially offset by exchange rates and the start-up activities associated with the new facilities, fiber lines and products. During the year, we opened two new prepreg facilities in Europe near key customer locations; we started construction on a new prepreg plant in China to serve the wind market; we closed one of our oldest prepreg facilities in Livermore, CA.; we successfully launched several key new products; we qualified our new US carbon fiber and precursor lines; we completed construction of our new carbon fiber facility in Spain and started our next round of carbon fiber expansion.
  Operating income, excluding business consolidation and restructuring expense, pension termination expense and impairment costs, was 11.5% of sales (see table F) for the quarter and the year, compared to 9.8% and 11.1% for 2006.

Tax

  The tax provision was $4.2 million or 25.9% of pre-tax income for the quarter and $33.4 million, or 36.1% of pre-tax income for the year. The fourth quarter included a $1.9 million benefit from a change in estimate of the state net deferred tax assets. Excluding this benefit the effective tax rate for the year was 38.2%.
  Cash taxes for 2007 and 2006 were $17.9 million and $9.8 million, respectively.
  The loss on sale from discontinued operations for the fourth quarter of 2007 includes a $1.1 million tax provision which reflects the final estimate of taxes from the sale of the business.

Cash

  Total debt, net of cash as of December 31, 2007 was $287.8 million, a decrease of $5.4 million during the quarter. For the year, net debt decreased by $98.8 million, including $84.0 million from the proceeds of asset sales.
  Capital spending for the quarter was $49.1 million, as we essentially completed the equipment installation in our new Spanish carbon fiber plant, moved ahead with our previously announced carbon fiber expansion and continued our expansion of prepreg capacity globally. The large amount of capital spending in the fourth quarter contributed to the increase in accounts payable. Capital spending for the year totaled $120.6 million in 2007 as compared to $117.9 million in 2006.
  We recorded a $9.4 million charge during the quarter related to the settlement of our U.S. defined benefit pension plan, and made $3.3 million in cash contributions to the plan. In the first quarter of 2008, we expect an additional $2-3 million of pension settlement expense and almost $8 million of cash needs to be contributed to complete the termination of the plan. Thus, the total Hexcel cash contributions to terminate the pension plan will be about $11 million and anticipated savings will be approximately $2 million per year in pension costs.

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 24, 2008 to discuss the fourth quarter results and respond to questions. The telephone number for the conference call is (913) 312-0376 and the confirmation code is 9322499. The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues including rotorcraft applications and the trend in wind energy, recreation and other industrial applications); our focus on maintaining and improving margins; our expectations of 2008 earnings per share and pension settlement costs and the anticipated annual pension cost savings. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, environmental regulations and tax codes. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2007	2006	2007	2006
Net sales	$317.6	262.9	$1,171.1	$1,049.5
Cost of sales	243.4	203.8	888.1	801.0

Gross margin	74.2	59.1	283.0	248.5
% Gross margin	23.4%	22.5%	24.2%	23.7%

Selling, general and administrative expenses	29.1	25.4	114.0	105.5
Research and technology expenses	8.5	8.0	34.2	29.7
Business consolidation and restructuring expenses	3.2	8.2	7.3	9.9
Other operating expense, net (a)	12.6	—	12.6	—

Operating income	20.8	17.5	114.9	103.4

Interest expense, net	4.5	5.1	21.4	23.6
Non-operating expense (b) (c)	0.1	0.1	1.1	0.1

Income from continuing operations before income taxes, equity in earnings and discontinued operations	16.2	12.3	92.4	79.7
Provision for income taxes	4.2	11.3	33.4	34.7

Income from continuing operations before equity in earnings and discontinued operations	12.0	1.0	59.0	45.0
Equity in earnings from and gain on sale of affiliated companies (c)	1.0	16.7	4.3	19.9

Net income from continuing operations	13.0	17.7	63.3	64.9
Income (loss) from discontinued operations, net of tax (d)	0.1	0.4	(5.1)	1.0
(Loss) gain on sale of discontinued operations, net of tax	(1.3)	—	3.1	—
Net income	$11.8	$18.1	$61.3	$65.9

Basic net income (loss) per common share:
Continuing operations	$0.14	$0.19	$0.67	$0.70
Discontinued operations	(0.02)	—	(0.02)	0.01
Net income per common share	$0.12	$0.19	$0.65	$0.71

Diluted net income (loss) per common share:
Continuing operations	$0.13	$0.19	$0.66	$0.68
Discontinued operations	(0.01)	—	(0.02)	0.01
Net income per common share	$0.12	$0.19	$0.64	$0.69

Weighted-average common shares:
Basic	95.5	93.7	94.7	93.4
Diluted	97.4	95.6	96.5	95.5
(a)

Other operating expense, net includes $9.4 million of expense related to the partial settlement of our U.S. qualified pension plan, and $3.2 million associated with the impairment of purchased technology and fixed assets.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs as a result of prepayments of the Company's bank term loan with the net proceeds from asset sales.
(c)	Includes a pre-tax gain of $15.7 million on the sale of our interest in TechFab LLC, recognized in the fourth quarter of 2006, previously reported as non-operating (income) expense, net.
(d)	Included in the year ended December 31, 2007 is an after-tax charge of $9.7 million related to the establishment of a reserve for previously disclosed litigation.
Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	December 31, 2007	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$28.1	$31.4	$25.7
Accounts receivable, net	192.8	185.0	169.8
Inventories, net	179.4	179.0	150.8
Prepaid expenses and other current assets	31.1	39.1	35.4
Assets of discontinued operations	—	—	44.1
Total current assets	431.4	434.5	425.8

Property, plant and equipment	858.8	805.3	750.3
Less accumulated depreciation	(415.7)	(405.5)	(403.8)
Net property, plant and equipment	443.1	399.8	346.5

Goodwill and other intangible assets, net	56.8	59.3	58.5
Investments in affiliated companies	17.5	16.6	11.1
Deferred tax assets	92.3	94.1	103.0
Other assets	19.4	16.0	22.3
Assets of discontinued operations	—	—	47.3
Total assets	$1,060.5	$1,020.3	$1,014.5

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$0.4	$1.8	$2.5
Accounts payable	144.2	103.4	96.0
Accrued liabilities	109.1	126.1	105.6
Liabilities of discontinued operations	—	—	15.2
Total current liabilities	253.7	231.3	219.3

Long-term notes payable and capital lease obligations	315.5	322.8	409.8
Other non-current liabilities	63.7	81.9	80.8
Liabilities of discontinued operations	—	—	3.0
Total liabilities	632.9	636.0	712.9

Stockholders' equity:
Preferred stock, no par value, 20.0 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value, 200.0 shares authorized, 97.6 shares issued at December 31, 2007, 97.0 shares at September 30, 2007 and 95.4 shares at December 31, 2006	1.0	1.0	1.0
Additional paid-in capital	513.3	506.8	479.3
Accumulated deficit	(97.4)	(109.2)	(157.1)
Accumulated other comprehensive income (loss)	32.6	7.5	(1.8)
	449.5	406.1	321.4
Less – Treasury stock, at cost, 1.8 shares at December 31, 2007, 1.8 shares at September 30, 2007 and 1.7 shares at December 31, 2006	(21.9)	(21.8)	(19.8)
Total stockholders' equity	427.6	384.3	301.6
Total liabilities and stockholders' equity	$1,060.5	$1,020.3	$1,014.5
Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended December 31,
(In millions)	2007	2006

Cash flows from operating activities
Net income	$61.3	$65.9
(Loss) gain from discontinued operations, net of tax	(2.0)	1.0
Net income from continuing operations	63.3	64.9

Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	39.8	37.4
Amortization of debt discount and deferred financing costs	1.7	1.6
Deferred income taxes	10.0	17.5
Business consolidation and restructuring expenses	7.3	9.9
Business consolidation and restructuring payments	(15.3)	(3.7)
Equity in earnings from and gain on sale of affiliated companies	(4.3)	(19.9)
Dividends from affiliated companies	—	1.3
Share-based compensation	10.4	8.3
Excess tax benefits on share-based compensation	(7.1)	(5.4)
Loss on early retirement of debt	1.1	—

Changes in assets and liabilities:
Increase in accounts receivable	(10.0)	(11.8)
Increase in inventories	(19.1)	(14.4)
Decrease (increase) in prepaid expenses and other current assets	0.3	(0.3)
Increase in accounts payable/accrued liabilities	21.0	8.4
Other – net	6.8	4.5
Net cash provided by operating activities	105.9	98.3

Cash flows from investing activities
Capital expenditures and deposits for property purchases	(120.6)	(117.9)
Insurance recoveries on property damage	1.2	0.5
Net proceeds from sale of discontinued operations	84.0	—
Proceeds from sale of an investment in an affiliated company	—	22.0
Investment in affiliated companies	(2.0)	—
Net cash used for investing activities	(37.4)	(95.4)

Cash flows from financing activities
Repayments of senior secured credit facility - revolver, net	—	(5.0)
Repayments of senior secured credit facility – term B loan	(96.2)	(1.4)
Repayments of capital lease obligations and other debt, net	(0.6)	(1.7)
Activity under stock plans	21.3	10.6
Net cash provided by (used for) financing activities	(75.5)	2.5
Net cash provided by operating activities, discontinued operations	7.6	4.4
Net cash provided by (used for) investing activities, discontinued operations	(1.8)	(2.5)
Effect of exchange rate changes on cash and cash equivalents	3.6	(2.6)
Net increase in cash and cash equivalents	2.4	4.7
Cash and cash equivalents at beginning of period	25.7	21.0
Cash and cash equivalents at end of period	$28.1	$25.7

Supplemental Data:
Cash interest paid	$24.5	$26.0
Cash taxes paid	$17.9	$9.8
Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market Segment
Quarters Ended December 31, 2007 and 2006				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market Segment	2007	2006	B/(W) %	FX Effect (b)	2006	B/(W) %
Commercial Aerospace	$170.3	$136.8	24.5	$3.3	$140.1	21.6
Industrial	75.7	68.8	10.0	6.5	75.3	0.5
Space & Defense	71.6	57.3	25.0	2.0	59.3	20.7
Consolidated Total	$317.6	$262.9	20.8	$11.8	$274.7	15.6
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	53.6	52.0			51.0
Industrial	23.8	26.2			27.4
Space & Defense	22.6	21.8			21.6
Consolidated Total	100.0	100.0			100.0
Year Ended December 31, 2007 and 2006				(Unaudited)	Table B
(In millions)	As Reported			Constant Currency (a)
Market Segment	2007	2006	B/(W) %	FX Effect (b)	2006	B/(W) %
Commercial Aerospace	$621.8	$547.3	13.6	$10.7	$558.0	11.4
Industrial	293.6	280.2	4.8	18.6	298.8	(1.7)
Space & Defense	255.7	222.0	15.2	5.3	227.3	12.5
Consolidated Total	$1,171.1	$1,049.5	11.6	$34.6	$1,084.1	8.0
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	53.1	52.1			51.5
Industrial	25.1	26.7			27.5
Space & Defense	21.8	21.2			21.0
Consolidated Total	100.0	100.0			100.0
(a)	To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2007 and are referred to as "constant currency" sales.
(b)	FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.
Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table C
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2007
Net sales to external customers	$255.8	61.8	$—	$317.6
Intersegment sales	8.1	0.4	(8.5)	—
Total sales	263.9	62.2	(8.5)	317.6
Operating income (loss)	33.8	6.4	(19.4)	20.8
% Operating margin	12.8%	10.3%		6.5%
Depreciation and amortization	9.0	1.0	—	10.0
Business consolidation and restructuring expenses	3.3	(0.1)	—	3.2
Other operating expense	3.2	—	9.4	12.6
Stock-based compensation expense	1.1	0.2	1.0	2.3
Capital expenditures and deposits (b)	44.7	4.3	0.1	49.1
Fourth Quarter 2006
Net sales to external customers	$212.9	50.0	$—	$262.9
Intersegment sales	6.7	—	(6.7)	—
Total sales	219.6	50.0	(6.7)	262.9
Operating income (loss)	20.2	5.5	(8.2)	17.5
% Operating margin	9.2%	11.0%		6.7%
Depreciation and amortization	8.9	1.0	—	9.9
Business consolidation and restructuring expenses	8.2	—	—	8.2
Other operating expense	—	—	—	—
Stock-based compensation expense	0.5	0.1	0.8	1.4
Capital expenditures and deposits (b)	33.6	1.9	0.7	36.2
Full Year 2007
Net sales to external customers	$941.9	$229.2	$—	$1,171.1
Intersegment sales	34.0	2.5	(36.5)	—
Total sales	975.9	231.7	(36.5)	1,171.1
Operating income (loss)	142.8	21.3	(49.2)	114.9
% Operating margin	14.6%	9.2%		9.8%
Depreciation and amortization	35.9	3.8	0.1	39.8
Business consolidation and restructuring expenses	6.4	0.9	—	7.3
Other operating expense	3.2	—	9.4	12.6
Stock-based compensation expense	4.2	0.8	5.4	10.4
Capital expenditures and deposits (b)	111.4	7.2	2.0	120.6
Full Year 2006
Net sales to external customers	$858.2	$191.3	$—	$1,049.5
Intersegment sales	28.3	0.5	(28.8)	—
Total sales	886.5	191.8	(28.8)	1,049.5
Operating income (loss)	119.1	21.8	(37.5)	103.4
% Operating margin	13.4%	11.4%		9.9%
Depreciation and amortization	33.7	3.6	0.1	37.4
Business consolidation and restructuring expenses	9.9	0.1	(0.1)	9.9
Other operating expense	—	—	—	—
Stock-based compensation expense	2.6	0.5	5.2	8.3
Capital expenditures and deposits (b)	109.9	4.8	3.2	117.9
(a)	We do not allocate corporate expenses to the operating segments.
(b)	Includes deposits for capital purchases.
Hexcel Corporation and Subsidiaries	Table D
Schedule of Net Income from Continuing Operations Per Common Share
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2007	2006	2007	2006

Basic net income from continuing operations per common share:
Net income from continuing operations	$13.0	$17.7	$63.3	$64.9
Weighted average common shares outstanding	95.5	93.7	94.7	93.4

Basic net income from continuing operations per common share	$0.14	$0.19	$0.67	$0.70

Diluted net income from continuing operations per common share:
Net income from continuing operations	$13.0	$17.7	$63.3	$64.9
Weighted average common shares outstanding – Basic	95.5	93.7	94.7	93.4

Plus incremental shares from assumed conversions:
Restricted stock units	0.4	0.3	0.5	0.4
Stock Options	1.5	1.6	1.3	1.7
Weighted average common shares outstanding–Dilutive	97.4	95.6	96.5	95.5

Diluted net income from continuing operations per common share	$0.13	$0.19	$0.66	$0.68
Hexcel Corporation and Subsidiaries	Table E
Schedule of Interest Expense
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2007	2006	2007	2006

Interest on debt instruments	$5.3	$5.7	$21.7	$24.5
Capitalized interest (a)	(1.0)	(1.3)	(2.9)	(3.6)
Banking, commitment and other fees (b)	(0.2)	0.3	0.9	1.1
Amortization of financing costs and discounts (non-cash)	0.4	0.4	1.7	1.6
Interest Expense, Net	$4.5	$5.1	$21.4	$23.6
(a)	Interest expense capitalized in connection with our carbon fiber expansion program.
(b)	Includes a credit of $0.3 million for the three months ended December 31, 2007 and expense of $0.2 million for the year ended December 31, 2007, related to uncertain tax positions.
Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income			Table F
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2007	2006	2007	2006

GAAP operating income	$20.8	$17.5	$114.9	$103.4
- Business Consolidation & Restructuring Expense	3.2	8.2	7.3	9.9
- Pension Settlement Expense	9.4	—	9.4	—
- Impairment costs	3.2	—	3.2	—
- Environmental remediation costs	—	—	—	2.0
- Secondary offering transaction costs	—	—	—	1.2
Non-GAAP Operating Income	$36.6	$25.7	$134.8	$116.5
Includes:
- Stock Compensation Expense	$2.3	$1.4	$10.4	$8.3
Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income from Continuing Operations			Table G
	Unaudited
	Quarter Ended December 31,
	2007		2006
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$13.0	$0.13	$17.7	$0.19
- Other operating expense (net of tax) (a)	8.1	0.08	—	—
- Tax adjustments (b)	(1.9)	(0.02)	(1.1)	(0.01)
- Gain on sale of investment in affiliated company (net of tax)	—	—	(9.6)	(0.10)
Non-GAAP net income from continuing operations	$19.2	$0.20	$6.9	$0.08

	Unaudited
	Year Ended December 31,
	2007		2006
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$63.3	$0.66	$64.9	$0.68
- Other operating expense (net of tax) (a)	8.1	0.08	—	—
- Tax adjustments (b)	(1.9)	(0.02)	(6.7)	(0.07)
- Gain on sale of investment in affiliated company (net of tax)	—	—	(9.6)	(0.10)
Non-GAAP net income from continuing operations	$69.5	$0.72	$48.5	$0.51
(a)	Other operating expense includes pension settlement expense of $9.4 million ($5.7 million, net of tax) and impairment costs of $3.2 million ($2.4 million, net of tax).
(b)	Fourth quarter and full year 2007 tax adjustment includes a $1.9 million benefit from a change in estimate of state net deferred tax assets. The fourth quarter and full year 2006 amount represents the reversal of valuation allowances.

Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation
Schedule of Total Debt, Net of Cash		Table H
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2007	2007	2006

Notes payable and current maturities of capital lease obligations	$0.4	$1.8	$2.5
Long-term notes payable and capital lease obligations	315.5	322.8	409.8
Total Debt	315.9	324.6	412.3
Less: Cash and cash equivalents	(28.1)	(31.4)	(25.7)
Total debt, net of cash	$287.8	$293.2	$386.6

CONTACT:
Hexcel Corporation
Investors:
Wayne Pensky, 203-352-6839
wayne.pensky@hexcel.com
or
Media:
Michael Bacal, 203-352-6826
michael.bacal@hexcel.com